                                                                    Exhibit 99.1

[LETTERHEAD OF COMSAT APPEARS HERE]           FROM:  COMSAT Corporation
                                                     6560 Rock Spring Drive
                                                     Bethesda, MD 20817
                                              PHONE: +1 301 214 3448
                                              FAX:   +1 301 214 7130
                                              WEB:   www.comsat.com
                                              DATE:  July 19, 1999


For Immediate Release
---------------------


                          COMSAT CORPORATION REPORTS
                     SECOND QUARTER 1999 FINANCIAL RESULTS

            -- COMSAT POSTS $0.22 EARNINGS PER SHARE THIS QUARTER,
                   UP FROM $0.08 IN SAME PERIOD LAST YEAR --

                   -- COMSAT DECLARES QUARTERLY DIVIDEND --


BETHESDA, Md.-COMSAT Corporation (NYSE:CQ) today reported net income of $12.0 million, or $0.22 per fully diluted share, for the three months ended
June 30, 1999, versus net income of $4.1 million, or $0.08 per fully diluted share, in the second quarter of 1998.

  Revenues this quarter were $155.9 million, compared to $151.1 million in the second quarter of last year. Income before taxes was $22.4 million, up from $7.2 million in the same period last year. Income in the second quarter of 1999 includes a pre-tax gain of $12.6 million from the sale of stock in Viatel, Inc., an international telecommunications services company.

  "COMSAT saw strong growth this quarter from our World Systems business unit. This growth reflects our ability to provide superior services that meet our customers' growing demand for Internet and other data intensive applications," said COMSAT President and Chief Executive Officer Betty C. Alewine. "COMSAT's success in this area is a direct result of deregulation, which has helped us grow revenue with new services and run a more efficient company to the benefit of our shareholders and customers.

  "COMSAT also achieved an important milestone in the effort to privatize INTELSAT and update the Satellite Act of 1962. Recently, the U.S. Senate unanimously passed a bill that would create incentives for rapid privatization of INTELSAT. The bill would also lift limits on the ownership of COMSAT stock, allowing the proposed merger with Lockheed Martin to proceed, subject to FCC approval and satisfaction of other conditions. We now look forward to working with the House leadership toward enactment of this pro-competitive legislation," Alewine added.

                                    -more -

COMSAT Second Quarter 1999 Results--Page 2


  In Satellite Services, COMSAT World Systems (CWS) posted segment income (before interest costs and taxes) of $32.0 million on $86.3 million in revenues for the quarter, up from income of $26.0 million on revenues of $76.2 million in the second quarter of 1998. CWS' revenue and earnings growth continues to be driven by increased demand for Internet and other high-speed data applications. Improved results are also due to lower operating expenses and CWS' increased ownership in INTELSAT.

  COMSAT Mobile Communications (CMC) posted segment income of $4.1 million on revenues of $30.9 million in the second quarter, compared to income of $7.4 million on revenues of $40.1 million in the same period last year. CMC's results this quarter reflect declining analog telephone traffic and the prior change in accounting for the investment in the privatized Inmarsat satellite system.

  In 1999, COMSAT began accounting for its 22.2% ownership in the privatized Inmarsat using the equity method, instead of the previously used pro rata consolidation method. As a result, Inmarsat-related income is reported as equity income rather than as operating income. (Please refer to the attached financial highlights and the corporation's first quarter 1999 Form 10-Q for a more detailed description of this change.)

  In the second quarter, COMSAT Mobile Communications signed a five-year contract with the United States Navy to provide up to $111.9 million in global high speed data, voice, and multimedia satellite services over the Inmarsat system. This is an indefinite delivery/indefinite quantity ordering agreement, which means the Navy leases and pays for services on an as-needed basis. "The availability of leased satellite capacity is a cost-effective option for customers that need a dedicated solution to their mobile communications needs," Alewine said.

  COMSAT Laboratories had revenues of $13.3 million in the second quarter, up 16% from $11.5 million in the same period last year due to continued growth in technical consulting and the successful introduction of its Linkway 2000(TM) networking product. Linkway 2000 was recently selected by Telespazio, a Telecom Italia Group company, to provide real-time video and data networking for the highway administration in Southern Italy.

                                   - more -

COMSAT Second Quarter 1999 Results--Page 3


  "COMSAT's Linkway system is attracting the attention of the networking community throughout the world and the Telespazio sale demonstrates the market-potential for this unique product. Linkway's advanced capabilities and flexible platform are making it the preferred choice for meeting the communications needs of customers worldwide," commented Alewine.

  Revenues for COMSAT International (CI) were $27.7 million in the second quarter, compared to $27.1 million in the second quarter of 1998. CI's segment income was $9.5 million in the second quarter of 1999, including the $12.6 million gain from the Viatel stock sale, versus a loss of $3.8 million in the second quarter of 1998.

  "On-going economic uncertainty in Latin America is constraining growth in the international services market. Since the beginning of the year, the devaluation of the Brazilian currency has been approximately forty-five percent and we are beginning to see the effects of economic downturns in other Latin American countries such as Argentina and Venezuela as well," Alewine explained.

  Commenting on overall consolidated results, Alewine said, "We expect earnings performance in the second half of 1999 to continue at approximately the same level as in the first half of the year, excluding the one-time Viatel gains and costs associated with the proposed merger with Lockheed Martin."

  Income before taxes for the corporation during the second quarter includes $2.1 million in expenses related to the proposed merger with Lockheed Martin Corporation. The proposed merger will be submitted for COMSAT shareholder approval at the corporation's annual meeting on August 20, 1999.

  The COMSAT Board of Directors also declared a quarterly dividend of $0.05 cents per share, COMSAT's 116/th/ consecutive dividend payment. The quarterly dividend will be payable on September 13, 1999 to shareholders of record on August 13, 1999.

  Some of the statements in this news release are forward-looking and relate to anticipated future operating results. Forward-looking statements are based on COMSAT management's current expectations and assumptions, which may be affected by the timing and outcome of pending or prospective regulatory and legislative actions, by developments concerning the privatization of INTELSAT, by the announced proposed acquisition of the corporation by Lockheed Martin

                                    -more -

COMSAT Second Quarter 1999 Results--Page 4

Corporation, by international business conditions (e.g., foreign currency devaluation and economic instability in foreign markets), by the responsiveness of customers to new and existing service offerings by the corporation and competing service providers, and by other subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that actual future results will not differ materially from anticipated results. Readers should refer to COMSAT's disclosure documents filed with the Securities and Exchange Commission, including the corporation's recent Forms 10-K and 10-Q, for specific details on some of the factors that may affect operating results.

  COMSAT Corporation (NYSE: CQ) is a leading provider of global satellite services and digital networking services, products, and technology.


                                   #   #   #

CONTACTS:
---------

       Dave Farmer, Director, Corporate Communications, +1 301 214 3448
           Gary Sharpe, Director, Investor Relations, +1 301 214 3244

[LETTERHEAD OF COMSAT APPEARS HERE]


                                                            Financial Highlights
                                                            Second Quarter 1999
--------------------------------------------------------------------------------

SUMMARY
-------

Consolidated revenues in the second quarter were $155.9 million, up $4.8 million or 3% from the same period of 1998. Revenues grew in COMSAT World Systems, COMSAT International and COMSAT Laboratories. Those increases were partially offset by a revenue decline in COMSAT Mobile Communications.

Net income for the second quarter was $12.0 million ($0.22 per fully diluted share), versus $4.1 million ($0.08) for the same period of 1998. The second quarter 1999 results included a pre-tax gain of $12.6 million from the sale of stock of Viatel, Inc. and costs of $2.1 million related to the proposed COMSAT/Lockheed Martin Corporation merger. Excluding the gain from the sale of Viatel and the costs related to the proposed merger, net income in the quarter was $5.4 million, or $0.10 per share. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 1999 was $61.9 million, a decrease of $14.6 million from the same period of last year. The decrease in EBITDA was primarily a result of the change in accounting associated with the privatization of Inmarsat.

BUSINESS SEGMENT INFORMATION
----------------------------

The corporation reports operating results and financial data in four segments:
COMSAT World Systems (CWS), COMSAT Mobile Communications (CMC), COMSAT International (CI) and COMSAT Laboratories (Labs). The corporation evaluates the performance of its operating segments based on segment income (loss) before taxes and interest costs.

COMSAT SATELLITE SERVICES
-------------------------

World Systems revenues were up 13% in the second quarter to $86.3 million, compared to the same period in 1998. Higher revenues from the growing demand for Internet services and other high-speed data traffic and COMSAT's increased ownership in INTELSAT were partially offset by a slight decline in traditional voice communications. Segment income for the quarter was $32.0 million, up $6.0 million from the second quarter of 1998 as a result of increased INTELSAT ownership, lower operating expenses and revenue growth. EBITDA increased 7% in the quarter to $58.6 million, compared with the respective period in 1998.
  The EBITDA margin was 68% for the second quarter, versus approximately 72% for the same period in 1998.

Mobile Communications revenues were $30.9 million, down quarter-to-quarter by $9.2 million. Reporting Inmarsat's results using the equity method of accounting lowered CMC's revenues by $4.5 million as compared to the second quarter of 1998. The remainder of the revenue decrease was primarily the result of lower analog telephone traffic, principally caused by lower usage in the US Government sector and lower amounts of carrier traffic. CMC's 1999 second-quarter segment income was $4.1 million, versus $7.4 million reported in the second quarter of 1998. The decline of CMC's segment income from 1998 levels was due to lower revenues, and recording interest costs of $1.0 million and income taxes of $1.2 million in Inmarsat equity income. Prior to 1999, the corporation's share of Inmarsat's interest costs were reported in "Interest costs, net of amounts capitalized" and taxes were reported in "Income tax expense". As a result of its privatization, Inmarsat now recognizes income taxes in its net operating results. CMC's EBITDA was $5.9 million in the quarter versus $23.1 million in the same quarter of 1998. CMC's EBITDA was significantly affected by the Inmarsat privatization, since Inmarsat's operating results are now reported as equity income.

  On April 15, 1999, Inmarsat completed its privatization. As a result, COMSAT now uses the equity method of accounting to report its 22.2% ownership in the new company. Prior to 1999, the corporation used the pro rata method of consolidation to report its share of Inmarsat's operating results. With the pro rata method of consolidation, the corporation reported its share of Inmarsat's revenues (net of space segment costs paid to Inmarsat), costs of services, depreciation and amortization and interest costs in the respective categories of its income statement. The corporation now reports its proportionate share of Inmarsat's net operating results as equity income in the "Other income (expense)" category of its income statement. Space segment charges paid to Inmarsat are now reported in costs of services. Although presenting Inmarsat as an equity investment has reduced the corporation's operating income, the corporation's net income has not been affected.

COMSAT INTERNATIONAL
--------------------

COMSAT International revenues increased slightly in the second quarter to $27.7 million, compared with $27.1 million in the same period in 1998. Revenues in CI's company in Brazil decreased compared to the second quarter of 1998 due to the devaluation of the Brazilian Real in 1999. CI's EBITDA was $6.2 million in the second quarter of 1999, compared with $4.7 million in the respective period last year. EBITDA margin for the second quarter was 22%, an increase from 17% in the second quarter of 1998. CI's segment income for the second quarter of 1999 was $9.5 million, compared to a segment loss of $3.8 million for the same period in 1998. Excluding the $12.6 million gain on the sale of Viatel, Inc. stock, CI had a segment loss of $3.1 million in the second quarter. Improvements in CI's segment loss are primarily the result of lower costs at Belcom (a CI company operating in Russia and the Commonwealth of Independent States) following the write-down of its long-term assets in the third quarter of 1998, and reduced overhead costs which more than offset lower operating results in Brazil and Venezuela.

                                                                                   COMSAT International
                                                                        OPERATING COMPANIES INFORMATION (UNAUDITED)
                                                                                       (In millions)
                                                            1999                                             1998
                                        -------------------------------------------      ----------------------------------------

                                            QTR 1           QTR 2          YTD                QTR 1          QTR 2          YTD

REVENUES
--------
     Americas                               $25.7           $25.2          $50.9               $22.2          $24.5        $46.7
     Asia/Europe                              2.0             2.5            4.5                 2.9            2.6          5.5
                                        -------------------------------------------       ---------------------------------------
     TOTAL REVENUES                         $27.7           $27.7          $55.4               $25.1          $27.1        $52.2
                                        ===========================================       =======================================

EBITDA
------
     Americas                               $ 8.2           $ 8.3          $16.5               $ 6.9          $ 8.0        $14.9
     Asia/Europe                             (0.5)           (0.1)          (0.6)               (1.4)          (0.7)        (2.1)
                                        -------------------------------------------       ---------------------------------------
     EBITDA before CI Corporate               7.7             8.2           15.9                 5.5            7.3         12.8
                                        ===========================================       =======================================

     CI Corporate                            (3.1)           (2.0)          (5.1)               (2.2)          (2.6)        (4.8)
                                        -------------------------------------------       ---------------------------------------
     TOTAL EBITDA                           $ 4.6           $ 6.2          $10.8               $ 3.3          $ 4.7        $ 8.0
                                        ===========================================        ======================================

 Notes:
     1. Americas include Argentina (100%), Brazil (100%), Colombia (100%), Guatemala (100%), Peru (100%), Mexico (100%) and Venezuela (100%). Asia/Europe include BelCom (100%), China (62%), Turkey IBS (85%) and Turkey VSAT (64%). Numbers in parenthesis indicate COMSAT ownership.
     2. CI share of India revenue not consolidated for accounting purposes was $0.9M for 2Q99, $1.2M for 1Q99, $0.9M for 1Q98 and $0.8M for 2Q98.
     3. EBITDA (earnings before interest, taxes, depreciation, and amortization) is calculated by adding depreciation and amortization, impairment of long-lived assets and operating income (loss).

COMSAT LABORATORIES
-------------------

COMSAT Laboratories revenues were up 16% in the quarter to $13.3 million, compared with the respective period of 1998, due to growth in its technical consulting and product businesses. Labs' segment loss for the quarter was $200,000, versus segment income of $100,000 in the same period in 1998, as a result of increased research and development expenses related to the Linkway product line.

COMSAT CONSOLIDATED
-------------------

Other Income (expense), NET for the quarter was income of $14.0 million, compared with expense of $1.0 million in the second quarter of 1998. The increase stems primarily from the $12.6 million gain on the sale of Viatel, Inc. stock and Inmarsat equity income of $3.2 million.

Interest Costs, Net of Amounts Capitalized in the second quarter was $9.6 million, down from $12.7 million in the same quarter in 1998. The improvement primarily results from lower interest expense this quarter. In addition, CMC's share of Inmarsat's interest costs is now being reported within the CMC segment.

Income Tax Expense for the quarter totaled $10.4 million, up from $3.1 million in the second quarter of 1998, as a result of improved earnings and a higher effective tax rate in 1999.

Weighted Average Shares Outstanding, assuming dilution, at the end of the quarter were 53.8 million, up about 100,000 shares from the end of the same quarter in 1998.

CASH AND LIQUIDITY
------------------

Cash and Cash Equivalents totaled $60.4 million at the end of the second quarter, compared with $30.8 million at the end of 1998.

Current Maturities of Long-Term Debt was $31.1 million at June 30, 1999, as compared to $15.0 million at the end of 1998. The balance at June 30, 1999 reflected the corporation's share of INTELSAT's long-term debt that becomes due in the first quarter of 2000. The $15.0 million at December 31, 1998 represented the current maturities of COMSAT's share of Inmarsat's long-term debt. Both the current and long-term portions of Inmarsat's debt have been reclassified from liabilities to investment, as a result of the privatization of Inmarsat.

Long-Term Debt declined $67.4 million from $446.8 million at December 31, 1998.
  The decline was attributable to reclassifying $67.2 million of Inmarsat debt to establish the corporation's investment in Inmarsat and $29.8 million of INTELSAT debt to current maturities of long-term debt. Partially offsetting these declines was an increase of $29.4 million in the corporation's share of INTELSAT's long-term debt as a result of a higher level of ownership and a capital lease obligation at INTELSAT associated with the INSAT 2E satellite.